Exhibit 99.1

       LAWSON PRODUCTS ACQUIRES PART OF NORTH AMERICAN INDUSTRIAL PRODUCTS
                         DIVISION OF PREMIER FARNELL PLC

                  DES PLAINES, IL, January 26 - Lawson Products, Inc. (NASDAQ:
LAWS) and Premier Farnell plc (NYSE: PFP) Friday announced the signing of an agreement whereby Lawson will purchase certain assets of Premier Farnell's Cleveland-based North American Industrial Products and Kent Automotive Divisions.

                  The assets being acquired are expected to generate approximately $69 million in revenue during the year ended January 28, 2001. The all cash transaction is expected to close, subject to satisfaction of certain conditions, in March, 2001.

                  Under the agreement, the terms of which were not disclosed, Lawson will acquire the field sales, telephone sales and customer service professionals, the customer accounts, certain administrative executives, and use of various intellectual properties, including trade marks and trade names of the Industrial Products and Kent Automotive divisions in certain territories. Lawson will combine its existing operations with Premier Farnell's Premier Fastener, Rotanium Products, Certanium Alloys, CT Engineering, JI Holcomb and Kent Automotive business units in the United States, Canada, Mexico, Central America and the Caribbean.

                  The sale follows the Premier Farnell Board's conclusion that under Premier Farnell's ownership, this business lacks the critical mass needed to compete in a market as large as North America. Under Lawson's ownership the business will be part of an organization which will have the necessary resources to enhance its performance.

                  Robert J. Washlow, Chairman and Chief Executive Officer of Lawson, stated, "We are excited about the prospect of incorporating the Premier business units into the Lawson Family of Businesses. It is a natural extension of the businesses we know best. This extension of Lawson's businesses will allow us to penetrate new markets, broaden our customer base and add new sales channels enabling us to better service existing and potential Premier and Lawson customers. We are confident we can integrate these new businesses with little additional cost to the distribution side of our business."


                  Lawson Products, which for 1999 generated $319,000,000 of revenue, is an international seller and distributor of systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement marketplace. Lawson Products also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace including the automotive, appliance, aerospace, construction and transportation industries.


                  Premier Farnell plc is a global high service, business-to-business distributor of electronic and industrial components.


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                  This press release contains historical information and
forward-looking statements and opinions. Statements looking forward in time are included in this press release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors that could cause actual results to differ materially from those described in the forward-looking statements include increased competition, seasonality, an economic downturn, the ability to integrate successfully the acquired business units, the satisfaction of certain closing conditions provided in the purchase agreement, and the consummation of the transactions described herein.